Exhibit 10.14

September 5, 2024
Dear Ashim:
UiPath, Inc. (the “Company” or “UiPath”) is pleased to confirm your new position as Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”). In your new role, your principal duties will be to continue to contribute to the successful growth and success of UiPath, performing duties as typically associated with these positions and as otherwise assigned from time to time. You will continue to report to Daniel Dines, Chief Executive Officer, and work in the Company’s New York location. The Company may change your position, supervisor, duties, and work location from time to time as it deems appropriate.
This offer and your employment relationship with the Company are subject to the terms and conditions set forth herein (“Offer Letter”) and is contingent upon your continued agreement to comply with the Confidential Information and Inventions Assignment Agreement.

Anticipated Start date:	September 5, 2024
Work Location:	UiPath’s Office - New York, New York
Base Salary:	Your base salary will be $600,000 and will be paid according to the customary Company pay procedures, which may be modified from time to time, less all applicable taxes, payroll deductions, and required withholdings. UiPath currently pays employees on the 15th and the last day of each month.
Other Compensation:
Corporate Bonus Plan: You are eligible for a discretional target performance bonus of 80% of your annual base salary, less applicable taxes, payroll deductions and all required withholdings. There is no minimum bonus guarantee, and the final amount of the performance bonus will vary based on your performance as well as UiPath’s business performance and results. UiPath reserves the right to modify the bonus structure in its discretion. If your employment with the Company ends prior to the conclusion of a fiscal year (or such later date that may be set forth in writing as part of a particular year’s bonus program), you will not be eligible to receive a Bonus for that fiscal year

Additional Benefits:
You continue to be eligible to participate on the same basis as similarly situated employees in the Company's benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. You will be eligible to receive the following current employee benefits:
•Comprehensive major medical/dental/vision insurance plan
•401K matching: The Company currently matches 50% of employee 401K contributions (up to the statutory limit).
•PTO: To provide maximum flexibility to our employees, the Company has adopted a non-accrual PTO policy subject to its internal policies.
•Life insurance
•Employee Stock Purchase Plan (ESPP)

Exhibit 10.14
At-Will Employment
You understand that your employment with the Company constitutes "at-will" employment. You and the Company acknowledge that your employment relationship may be terminated at any time, either by you or the Company, with or without cause or advance notice. This at-will employment status cannot be modified except in a written document signed by you and the Chief Executive Officer of the Company.
Termination Without Cause
If you are terminated without Cause or you voluntarily resign your employment with the Company for Good Reason, contingent on your knowingly and voluntarily executing and complying with a separation agreement presented by the Company, including, among other things, a release of claims against the Company and its related persons and entities and a non-disparagement provision (the “Release”), you will receive severance compensation in a gross amount equal to twelve (12) months of your annualized amount of your then-current base salary, less applicable taxes, payroll deductions, and all required withholdings, to be paid on the Company’s regular payroll dates after the date the Release is effective, subject to the “Taxes” section below.
“Cause” shall mean (a) your material breach of the Confidential Information and Inventions Assignment Agreement and any restrictive covenants contained herein, (b) fraud, theft or dishonesty by you against the Company, (c) breach of your fiduciary duties, (d) any unlawful conduct, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties consistent with your position, (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, (h) your material violation of the Company’s policies or procedures, and/or (i) your violation of any agreement between you and any prior employer of you causing harm to the Company.
“Good Reason” shall mean a direct consequence of: (i) a material diminution in your responsibilities, authority or duties without your consent; (ii) a material diminution in your base compensation; and/or (iii) a material change in the geographic location of your primary work location without your consent (excluding business travel generally required in the ordinary course of your role and responsibilities), in each case, provided that you have given written notice to the Company of such event within thirty (30) days after the occurrence thereof, the Company fails to cure such event to your reasonable satisfaction within thirty (30) days after receipt of such notice, and you resign within thirty (30) days after the end of such cure period.
Termination Without Cause Following a Change in Control or Sale Event
If within twelve (12) months following a “Change in Control” (for stock options) and/or “Sale Event” (for RSUs) (as defined herein), in addition to the severance compensation set forth herein, the Company (or, if applicable, the successor entity thereto) terminates your employment without Cause or you voluntarily resign your employment with the Company for Good Reason, the vesting and exercisability of your then unvested equity will immediately accelerate, vest, and become non-forfeitable.
“Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock.
“Sale Event” means the consummation of the following transactions: (i) a sale of all or substantially all of the assets of the Company determined on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization, or consolidation involving the Company in which the shares of voting stock of

Exhibit 10.14
the Company outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50% of the outstanding voting power of such surviving or resulting entity; or (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or series of related transactions by a person or group of persons. For the avoidance of doubt, an initial public offering, any subsequent public offering, another capital raising event, and a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.” In addition, a transaction shall not constitute a Sale Event unless such transaction also qualifies as an event under Treasury Regulation Section 1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treasury Regulation Section 1.409A-3(i)(5)(vi) (change in the effective control of a corporation) or Treasury Regulation Section 1.409A- 3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).
Taxes
All payments under this Offer Letter will be subject to applicable withholding and deductions. The payments and benefits under this Offer Letter are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Offer Letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Offer Letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment will not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Offer Letter, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments will not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service or (ii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective Release, if the Release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A.
Warranties
As an employee of the Company, you will be expected to abide by the Company’s rules, regulations, policies, and procedures as communicated to you from time to time. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company.

By accepting and signing this Offer Letter, you acknowledge that you will be able to perform those duties within these guidelines. You also agree that you are not bound by any restrictive covenants (e.g., non-compete or non-solicitation of customers) that would preclude you from working for and performing in your role for UiPath and that you will not bring onto the Company’s premises or use in your work for

Exhibit 10.14
the Company any confidential documents or property belonging to any former employer or other third party to whom you owe an obligation of confidentiality.
Class Action Waiver
You continue to agree to submit any and all claims you may have against the Company on an individual basis. This means that no claim (including any claim related to terms or conditions of your employment with or compensation paid by the Company, or any change in or termination of your employment) may be litigated or otherwise adjudicated on a class or collective basis. You also hereby waive any right to submit, initiate, or participate in a representative capacity or as a plaintiff, claimant, or member in a class action, collective action, or other representative or joint action against the Company, regardless of whether the action is filed in a judicial or administrative forum. The waivers provided for in this paragraph do not apply to disputes where such waivers are prohibited by applicable law, including those covered by the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021.
Acceptance
To indicate your acceptance of our offer, please sign and date this Offer Letter in the space provided below. This letter, along with the Confidential Information and Inventions Assignment Agreement, sets forth the complete and exclusive terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. No term or provision of this Offer Letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Sincerely,

UiPath, Inc.

/s/ Brad Brubaker
Brad Brubaker
Chief Legal Officer

AGREED TO AND ACCEPTED

By: /s/ Ashim Gupta
Name: Ashim Gupta
Date: September 5, 2024

Exhibit 10.14

UIPATH, INC.
CONFIDENTIAL INFORMATION AND
INVENTIONS ASSIGNMENT AGREEMENT
In consideration of my appointment as an officer and director of, or my employment or continued employment with, UiPath, Inc., a Delaware corporation (the “Company”), and in recognition of my fiduciary obligations as a director and officer of the Company, and/or being provided with the opportunity to invest in the Company and the continued vesting of my stock in the Company, other benefits now and hereafter provided to me by the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree to the following:
1. Confidential Information.
(a) Company Information. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information and that Company has a protectable interest therein. I agree at all times during my service to the Company, whether as a director, officer, employee, or consultant, and thereafter, to hold in strictest confidence, and not to use (except for the benefit of the Company) or to disclose to any person or entity (without written authorization of the Chief Executive Officer or the Board of Directors of the Company or as otherwise required by applicable law) any Confidential Information of the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, source code, research, business plans, product plans, products, services, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my service), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial, or other business information obtained by me either directly or indirectly in writing, orally, or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which: (i) have become publicly known and made generally available through no wrongful act of mine or of others; (ii) is rightfully known by me prior to receiving such information from the Company and without restriction as to use or disclosure; (iii) is independently developed by me without use of the Company’s Confidential Information and without breach of this Agreement; or (iv) is rightfully received by me from a third party without restriction on use or disclosure.
(b) Former Employer Information. I agree that I will not, during my service to the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person, or entity unless consented to in writing by such employer, person, or entity.
(c) Third Party Information. I recognize that the Company has received and, in the future, will receive from third parties confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
2. Intellectual Property Rights
(a) Intellectual Property and Work Product.
(i) I hereby assign to the Company exclusively, for the entire period of protection provided by law and without limitation of territory (worldwide), all patrimonial Intellectual Property Rights, including, without limitations, the right to the issuance of the patent and the right to invoke the priority in relation to the invention(s), rights over patents,

Exhibit 10.14
registered trademarks, service marks, copyright, designs, and any and all applications for registration of any of the same wheresoever made; unregistered trademarks; know how, trade secrets and confidential information howsoever arising; and computer software, database rights and semi-conductor topographies and any right or interest in any of the foregoing patent or design rights (“Intellectual Property Rights”), upon any and all inventions, innovations, works and original materials, including any derivative works created, made, or developed by me (either alone or together with others) throughout the entire relationship with the Company, during or outside the work hours, in relation to the work responsibilities, instructions received from the Company, or the activities performed based on or in connection with my service to the Company as of the moment of their creation (“Work Product”). I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire.” I agree that the Company will exclusively own all Work Product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such Work Product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any Work Product protected by this Section, except as necessary to perform services for Company.
(ii) The total and exclusive assignment of all Intellectual Property Rights on the Work Product, as defined in the preceding paragraph, shall include all manners of use and exploitation provided by the law in any form and on any support, including any form that may be developed in the future and is not foreseen at the time of the conclusion of this Agreement, including without limitation, the rights to reproduce, distribute, import for marketing purposes, license, lend, communicate to the public, broadcast, the right of cable retransmission, the right to develop derivative works, including audio-visual works, the right to temporary or permanently reproduce a computer program, the right to translate, adapt or otherwise transform a computer program, and the right to distribute a computer program.
(iii) The compensation provided for my service to the Company was agreed upon and includes my remuneration for the total, exclusive and unlimited in territory and use assignment of all economic Intellectual Property Rights and Work Product as described above. I agree that my remuneration for the assignment is fair in relation to the benefits obtained by me as a result of the assignment.
(b) Inventions. Me and the Company agree that:
(i) Work Inventions. The rights to any invention arising out of the performance of my work responsibilities, expressly entrusted within the framework of my service to the Company or set forth by other binding acts for me, which provide for an inventive mission (“Work Invention(s)”) belong to the Company.
(ii) Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means inventions in which I have or may have an interest, as of the commencement of my employment, other than Company Inventions and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and me agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.
(iii) I am obliged to immediately notify the Company of any Work Inventions created by me during my service with the Company and for a maximum period of two (2) years after termination that relates directly to the Company’s

Exhibit 10.14
business, to the Company’s actual or demonstrably anticipated research or development, or that results from any work performed by me for the Company, in which I used the Company’s Confidential Information. Such notice shall describe the Work Inventions with clear enough data to define the Work Inventions and the conditions in which it was created. Following the information received from me, within a period of 4 months, the Company shall notify me of the incorporation of the invention into the category of Work Inventions and whether it claims the rights upon it, in which case the rights to the Work Inventions will belong exclusively and in whole to the Company, under the law, without any other prior formality, in exchange for a remuneration, if any, to be determined by the Company at that time, having considered:
•the economic, commercial, and/or social effects arising from the exploitation of the Work Inventions by the Company or by third parties with the Company’s agreement;
•the extent to which the Company has been involved in the realization of the Work Inventions, including the resources made available by the Company to achieve it; and
•my creative contribution, when the Work Inventions was created by several inventors.
(iv) Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Work Inventions that either (i) relate to Company’s actual or anticipated business, research, or development, or (ii) result from or are connected with work performed by me for Company. In addition, this Agreement does not apply to any invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule or public policy, as more specifically described in Exhibit A for employees working in certain states (collectively, the “Specific Inventions Law”).
(c) Enforcement of Intellectual Property Rights and Assistance. Any decisions as to the patenting, registration, protection, and/or exploitation of any and all of the Intellectual Property Rights that belong to the Company as agreed hereby or to which the Company is otherwise entitled, as well as any decisions as to the finalization of the Work Inventions, works and original materials created by me, shall be at the sole discretion of the Company.
(i) I hereby undertake during and following the termination of my employment to perform all the legal acts and to comply with all the formalities required by the relevant legislation of any country and/or European or international body, at the request of the Company, in order to obtain the full benefit rights in relation to any and all Intellectual Property Rights that belong to the Company as agreed hereby or to which the Company is otherwise entitled.
(ii) In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.
(iii) I agree that I will not incorporate any Work Inventions, Work Product, or other material owned by or in relation to which any other third party other than the Company has rights, into any of the Work Inventions, Work Product, or other material that belong to the Company, without the specific prior written approval of such.
(d) Maintenance of Records. I agree to keep and maintain adequate, current, accurate and authentic written records of all Work Inventions made by me (solely or jointly with others) during the term of my service to the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.
(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Work Inventions to the Company do not apply to any invention that qualifies fully under applicable state Specific Inventions Law. I will advise the Company promptly in writing of any Work Inventions that could in any way meet the criteria per applicable state law so that the Company may determine whether such Work Inventions do in fact qualify for exclusion from assignment to the Company. Information regarding Work Inventions that qualify fully under applicable state law will be received in confidence by the Company.

Exhibit 10.14
3. Returning Company Documents. I agree that, at the time of terminating my service to the Company, I will immediately deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Company Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, other electronic devices, and external hard drives or USB’s), Company credit cards, records, data, notes, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my service to the Company, obtained by me in connection with my service to the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 2.
4. Restricted Activities. For the purposes of this Agreement, the term “the Company” includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”) and for whom I performed responsibilities or about whom I have Confidential Information.
(a) Definitions. “Business Partner” means any past (i.e., within the twelve (12) months preceding my termination from the Company), present or prospective (i.e., actively pursued by the Company within the twelve (12) months preceding my termination from the Company) customer, vendor, supplier, distributor or other business partner of the Company with whom I come into contact during my employment with the Company or about whom I had knowledge by reason of my relationship with the Company or because of my access to Confidential Information. “Cause” means to recruit, employ, retain or otherwise solicit, induce or influence, or to attempt to do so (provided that if I am a resident of California, “Cause” means to recruit, or otherwise solicit, induce or influence, or to attempt to do so). “Solicit”, with respect to Business Partners, means to (A) service, take orders from or solicit the business or patronage of any Business Partner for me or any other person or entity, (B) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (C) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.
(b) As an Employee. During my service with the Company, I will not directly or indirectly:
(i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner; (iii) act in any capacity in or with respect to any commercial activity which competes, or is reasonably likely to compete, with any business that the Company conducts, proposes to conduct, or demonstrably anticipates conducting, at any time during my employment with the Company, or (iv) enter into in an employment, consulting or other similar relationship with another person or entity that requires a significant time commitment or which would otherwise conflict with my employment by the Company without the prior written consent of the Company.
(c) Post-Employment.
(i) Non-competition. Except as otherwise prohibited by applicable state law and as otherwise modified by Exhibit C, by accepting this offer of employment, I agree that for a period of twelve (12) months after the date my employment ends for any reason, including but not limited to, voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services on behalf of myself or for another company, nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services on behalf of myself or for another company. The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of the Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.
(ii) Non-solicitation of Business Partners. Except as otherwise prohibited by applicable state law, by accepting this offer of employment, I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, I shall not either directly or indirectly anywhere in the world Solicit any Business Partner.
(iii) No Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit, hire or encourage any of the

Exhibit 10.14
Company’s employees to leave their employment, or attempt to solicit, induce, recruit, hire, or encourage any of the Company’s employees to leave their employment, either for myself or for any other person or entity.
(d) Acknowledgments of Restrictive Covenants.
(i) I hereby acknowledge and agree that (A) the Company’s business is highly competitive; (B) secrecy of the Confidential Information is of the utmost importance to the Company, and I will learn and use Confidential Information in the course of performing my work for the Company and (C) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success, and the Company has made substantial investments to develop its business interests and goodwill.
(ii) I understand and acknowledge that any restrictive covenants set forth herein are necessary to protect the Company’s legitimate business interests in its Confidential Information. I further understand and acknowledge that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if I violate the restrictive covenants set forth herein.
(iii) I acknowledge that my violation or attempted violation of the provisions in this Section will cause irreparable damage to the Company or its Affiliates, and I therefore agree that the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by me or others acting on my behalf. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity. Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interests of the Company. In any such case, the Company and me agree that the remaining provisions of this Section shall be valid and binding as though any invalid or unenforceable provision had not been included
5. Notification of Future Employer. If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant, or other capacity while the restrictions described in Section 4 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement. In addition, I hereby grant consent to notification by the Company to any future employer about my rights and obligations under this Agreement.
6. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my service to the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.
7. E-Mail; Expectation of Privacy. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my service to the Company.
8. Equitable Relief. I AGREE THAT ANY PARTY MAY PETITION THE COURT FOR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THIS AGREEMENT BETWEEN THE COMPANY AND ME OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL

Exhibit 10.14
INFORMATION, NONSOLICITATION OR LABOR CODE §2870. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS FEES.
9. Defend Trade Secrets Act. I understand that, pursuant to 18 USC § 1833(b), I may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, I understand that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(a) General Provisions; Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State or commonwealth in which I primarily work. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York, unless I legally reside and work in California in which event I consent to the personal jurisdiction of the state and federal courts located in California, for any lawsuit filed against me by the Company arising from or relating to this Agreement.
(b) Entire Agreement; Amendment. This Agreement, together with the exhibit herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties or compensation will not affect the validity or scope of this Agreement.
(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s assets, whether by merger, consolidation, sale of assets or stock, or otherwise.
(e) Waiver. Failure of either party to enforce compliance with any provision of this Agreement shall not constitute a waiver of such provision unless accompanied by a clear written statement that such provision is waived. A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed.
(f) Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my service to the Company.
(g) Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.
(h) Headings. Headings in this Agreement are for the purpose of convenience only, and are not intended to be used in its construction or interpretation.
(i) Signatures. A facsimile or pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.
(j) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. An originally executed version of this Agreement or any Exhibit or attachment that is delivered by one party to the other party, as evidence of signature, by facsimile, or by electronic mail after having been scanned as an image file (including, Adobe PDF, TIF, etc.)

Exhibit 10.14
shall, for all purposes hereof, be deemed an original signature and neither party shall have the right to object to the manner in which the Agreement was executed as a defense to the enforcement of the Agreement.
I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, WITH THE UNDERSTANDING THAT I EITHER (1) HAVE RETAINED A COPY OF THIS AGREEMENT OR (2) MAY REQUEST A COPY OF THIS AGREEMENT FROM THE COMPANY AT ANY TIME.

AGREED TO AND ACCEPTED

By: /s/ Ashim Gupta

Name: Ashim Gupta

Date: September 5, 2024